Exhibit 41

Confidential

English Translation of Chinese Original

Share Purchase Agreement

In relation to

China Cord Blood Corporation

By and among

Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership)

and

Golden Meditech Stem Cells (BVI) Company Limited

and

Golden Meditech Holdings Limited

Dated: December 2016

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made on December 30, 2016 by and among:

(1)         Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership), a limited partnership established and validly existing under the laws of the PRC with its uniform social credit code being 91320100MA1MXB228T (the “Purchaser”);

(2)         Golden Meditech Stem Cells (BVI) Company Limited, a limited liability company established and validly existing under the laws of the British Virgin Islands (the “Seller”); and

(3)         Golden Meditech Holdings Limited, a limited liability company established and validly existing under the laws of the Cayman Islands, and the sole shareholder of the Seller (the “Guarantor”).

The parties hereto each individually a “Party” or such “Party”, and collectively the “Parties”; and with respect to each other a “Party” or the other “Party”.

Whereas,

(A)                   The Purchaser is a limited partnership established and legally existing under the laws of the PRC.  The fund managers of the Purchaser are Nanjing Yingpeng Asset Management Co., Ltd. and Shanghai Guotai Junan Haojing Investment Management Co., Ltd.  Nanjing Yingpeng Asset Management Co., Ltd. is a limited liability company established under the laws of the PRC with its uniform social credit code being 91320113MA1MEYGR09, and has gone through and completed the filing formalities of private investment fund manager in accordance with applicable PRC laws.  Shanghai Guotai Junan Haojing Investment Management Co., Ltd. is a limited liability company established under the laws of the PRC with its social credit code being 91310109MA1G50WC2X, and has gone through and completed the filing formalities of private investment fund manager in accordance with applicable PRC laws.

(B)                   China Cord Blood Corporation (the “Target Company”) is a life science enterprise incorporated in the Cayman Islands and listed on the New York Stock Exchange of the United States of America, being dedicated to the storage of umbilical cord blood stem cells.  As of the date of this Agreement, the issued and outstanding share capital of the Target Company consists of 80,083,248 ordinary shares.  Upon full conversion of all the Golden Meditech CBs (as defined below) into Target Company ordinary shares, the Target Company will by then have 120,604,742 issued and outstanding ordinary shares.

(C)                   As of the date of this Agreement, the Seller owns 38,352,612 Target Company ordinary shares, the CGL-GM CBs (as defined below) that are convertible into 8,809,020 Target Company ordinary shares, the Magnum CBs (as defined below) that are convertible into 8,809,020 Target Company ordinary shares, and the ECHIL CBs (as defined below) that are convertible into 22,903,454 Target Company ordinary shares.

(D)                   Upon full conversion of the Golden Meditech CBs as described above into the Target Company ordinary shares, the Seller will own in aggregate 78,874,106 Target Company ordinary shares, accounting for approximately 65.4% of the issued and outstanding share capital of the Target Company.

(E)                   A certain Agreement to Purchase Assets by Share Issuance and Cash Payment (the “APA”) dated January 6, 2016 was entered into by and among Nanjing Xinjiekou Department Store Co., Ltd., a joint stock company duly established and legally existing under the laws of the PRC, with its RMB-denominated ordinary shares being publicly listed on the Shanghai Stock Exchange under the stock code of 600682 (“XJK”), the Seller and the Guarantor, pursuant to which XJK shall purchase from the Seller the Golden Meditech Shares (as defined in the APA) for a purchase price composed of newly issued shares and cash upon satisfaction of certain terms and conditions provided therein.

(F)                    Given the regulatory policies under the current market conditions, uncertainty exists with respect to the relevant transaction plans contemplated under the APA,  XJK published an announcement of board resolutions on August 30, 2016 and September 2, 2016, respectively, stating it had decided to terminate its asset restructuring plan and withdraw its related application in accordance with the Provisions of the China Securities Regulatory Commission on the Implementing Procedures of Administrative Licensing.  Moreover, in light of the fact that the Parties have reached agreement on the contents of this Agreement and have agreed to adopt the transaction plans contemplated hereunder to replace the transaction plans under the APA, the Seller and XJK intend to terminate the transaction plans under the APA.  Matters related to the termination of the APA will be submitted to the internal authorities of the Seller and the Guarantor for approval.

(G)                  The Purchaser has agreed to acquire from the Seller, and the Seller has agreed to transfer to the Purchaser, the Golden Meditech Shares, i.e., the Target Assets, pursuant to this Agreement.

NOW, THEREFORE, the Parties hereby enter into this Agreement for mutual observance after friendly consultations by adhering to the principle of equality, mutual benefit, integrity and good faith.

Article 1                   Definitions

1.1                               Definitions

Unless otherwise specified herein, the following terms shall have the meanings as set forth below:

“Proposed Transaction” means the proposed acquisition of the Target Assets (as defined below) by the Purchaser from the Seller by cash payment in accordance with this Agreement.

“Target Assets” means the Golden Meditech Shares (as defined below).

“CGL-GM CBs” means the convertible bonds issued by the Target Company on October 3, 2012, which has a principal amount of US$25 million, and are convertible into the Target Company ordinary shares at a price of US$2.838 per share at any time during the five years after the issuance thereof, upon full conversion of which, 8,809,020 Target Company ordinary shares will be issued.

“ECHIL CBs” means the convertible bonds issued by the Target Company on April 27, 2012, which has a principal amount of US$65 million, and are convertible into the Target Company ordinary shares at a price of US$2.838 per share at any time during the five years after the issuance thereof, upon full conversion of which, 22,903,454 Target Company ordinary shares will be issued.

“HKEx” means the Stock Exchange of Hong Kong Limited.

“Business Day” means a day on which banks are generally open for regular banking business in the PRC and the Hong Kong Special Administrative Region, other than Saturdays, Sundays or statutory holidays.

“Affiliate” means, with respect to a particular natural person, any of the spouse, children, parents, grandparents, grandparents in law, grandchildren, grandchildren in law, siblings, and the spouses thereof, the siblings of the spouse and other close relatives of such natural person; and with respect to a particular entity, any other entity that controls, or is controlled by or is under common control with such entity, whether directly or indirectly.

“Transitional Period” means the period from the date of this Agreement to the Asset Closing Date (as defined below).

“Golden Meditech Shares” means (1) upon full conversion of all of the Golden Meditech CBs, a total of 78,874,106 ordinary shares in the Target Company, accounting for approximately 65.4% of the issued share capital of the Target Company on an as-converted basis; or (2) solely with respect to the Golden Meditech Shares over which the Seller will grant a charge in favor of the Purchaser as provided in Section 2.4 (8), (a) the Golden Meditech CBs, and the 38,352,612 ordinary shares in the Target Company held by the Seller on the date of this Agreement, or (b) the 78,874,106 ordinary shares in the Target Company, if the Seller has converted all the Golden Meditech CBs into the ordinary shares in the Target Company at its discretion.

“Golden Meditech CBs” means collectively the CGL-GM CBs, the ECHIL CBs and the Magnum CBs.

“Magnum CBs” means the convertible bonds issued by the Target Company on October 3, 2012, which has a principal amount of US$25 million, and are convertible into the Target Company ordinary shares at a price of US$2.838 per share at any time during the five years after the issuance thereof, upon full conversion of which, 8,809,020 Target Company ordinary shares will be issued.

“NYSE” means the New York Stock Exchange.

“Encumbrance” means any security interest, pledge, mortgages lien, charge, encumbrance, adverse claim, preferential arrangement, option, right of first refusal, attachment, freezing, entrusted management, or restriction of any kind.

“Person” or “Persons” shall include any natural person, legal person, enterprise, association of natural persons or enterprises, or group of any of the foregoing.

“day” means a natural day.

“Applicable Law” means, with respect to a particular Person, any published, valid and applicable law, treaty, regulation, inter-governmental agreement, decision, order, local regulation, regulation on the exercise of autonomy and regulation on the exercise of separate autonomy, rule and local government rule, listing rule of any stock exchange, any rule formulated by any competent regulatory authority, and other code in any other form with a legally binding force, whether of the PRC or any other jurisdiction, which in each case is applicable to such Person or binding upon such Person or any of his/her assets.

“Taxes” means any and all mandatory taxes, assessments, duties, fees, or levies of any form or any kind (together with any and all penalties, fines, surcharges or interest imposed with respect thereto) imposed by any central, local or municipal Governmental Authority or organization or institution of the PRC or Hong Kong or any other jurisdiction, and shall include income taxes, business taxes, resource taxes, value-added taxes, stamp duties, tariffs and any other charges.

“Damages” means any losses, expenses (including reasonable investigation expenses and reasonable attorney fees), damages or harm, or claims against any Person, including without limitation, any liabilities for indemnification determined by any judgment, decision or settlement.

“RMB” means, for the purpose of this Agreement, Renminbi Yuan, the lawful currency of the PRC, unless otherwise indicated.

“Governmental Authority” means any legislative, administrative, judicial, regulatory or governmental authority, agency, commission, or securities regulatory authority, including any stock exchange, whether in China or any other jurisdiction.

“China” or “PRC” means the People’s Republic of China, which for the purpose of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Asset Closing Date” means the date on which the sale and purchase of the Target Assets takes place, or in other words, date on which the Target Assets are transferred to the Purchaser (or a third party designated by the Purchaser) and the registration of such transfer is completed in accordance with the procedures required by Applicable Laws and this Agreement.

“Purchase Price” means the price payable by the Purchaser to the Seller in exchange of the Target Assets, which shall be an amount equal to RMB5,764,000,000 to be paid in RMB (and/or any other currency as otherwise agreed by and between the Purchaser and the Seller).

1.2                               Interpretation

Unless otherwise specified herein, this Agreement shall be interpreted as follows:

(1)                                 Any reference to any law or regulation in this Agreement shall include a reference to any and all of the laws and regulations as amended or reenacted, that are applicable, published, and publicly available, or revised (whether prior to or after the date hereof) in accordance with any other law or regulation of the PRC.

(2)                                 Any reference to any chapter, article, section, item, exhibit or annex shall be a reference to the corresponding chapter, article, section, item, exhibit or annex in or to this Agreement.

(3)                                 The headings used in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

(4)                                 Any annex referred to herein or attached hereto shall constitute an integral part of this Agreement, and shall have the equal legal effect as this Agreement.

(5)                                 The word “written” or “writing” means any communication transmitted by letter, email or fax.

(6)                                 The word “including” used herein shall be interpreted to be “including without limitation”.

(7)                                 Any Party hereto shall include any of its successors and permitted assigns.

(8)                                 Where the date on which any action, matter or issue shall be taken, done or handled under this Agreement is not a Business Day, such action, matter or issue shall be taken, done or handled on the Business Day immediately following such date.

Article 2                   Transaction Arrangements

2.1                               Target Assets

The basic information of the Target Assets and the capitalization structure of the Target Company are as set forth in Exhibit 1 hereto.

2.2                               Purchase Price

The Parties agree that the Purchase Price hereunder shall be an amount equal to RMB5,764,000,000 to be paid in RMB (and/or any other currency as otherwise agreed by and between the Purchaser and the Seller).

2.3                               Closing

(1)                                 Subject to this Agreement becoming effective in accordance with Section 7.2 and the continuous satisfaction or waiver of each of the Purchaser’s closing conditions as set forth in Section 3.2 and the Seller’s closing conditions as set forth in Section 3.3, the Asset Closing Date shall fall on a date no later than the twentieth (20th) Business Day as of the fulfillment or waiver in accordance with Article 3 of each and all of the closing conditions set forth under Article 3 (including the Seller’s closing conditions and the Purchaser’s closing conditions), or on a date as otherwise mutually agreed by the Parties.

(2)                                 On the Asset Closing Date, the Seller shall register the Target Assets under the name of the Purchaser (or a third party designated by the Purchaser) in accordance with the procedures required by Applicable Laws, and deliver to the Purchaser (or a third party designated by the Purchaser) the following documents:

a)                                     The Target Company shall deliver to the Purchaser (or a third party designated by the Purchaser) a copy of its register of members issued by one director of the Target Company in accordance with the Memorandum of Association of the Target Company evidencing that the Purchaser (or a third party designated by the Purchaser) has been effectively registered on its shareholder register as an owner of the Target Assets, and a copy of a share certificate signed by one director of the Target Company evidencing that the Purchaser (or a third party designated by the Purchaser) owns the Target Assets;

b)                                     The directors of the Target Company nominated by the Seller shall have delivered to the Purchaser (or a third party designated by the Purchaser) letters of resignation to resign from their position as directors of the Target Company, effective as of the Asset Closing Date, evidencing that the director candidates nominated by the Purchaser constitute all the members of the board of the Target Company, with the appointment becoming effect as of the Asset Closing Date.

For the avoidance of doubt, Section 2.3 (2) shall not limit in any way any other agreement among the Parties.

(3)                                 The Purchaser (or a third party designated by the Purchaser) shall become the legitimate shareholder of the Target Company as from the Asset Closing Date.

(4)                                 On or prior to the Asset Closing Date, the Purchaser shall perform its obligation to pay the Purchase Price to the Seller in accordance with this Agreement.

(5)                                 In the event that the Purchaser uses a special purpose vehicle as the owner of the Target Assets post-closing, the Purchaser shall, by no later than the date on which each and all of the closing conditions set forth in Article 3 (including the Seller’s closing conditions and the Purchaser’s closing conditions) are satisfied or waived in accordance with Article 3, notify the Seller and the Guarantor in writing of its instructions of such designation and obtain a written acknowledgement of receipt thereof from the Seller and the Guarantor, otherwise the Purchaser will be deemed as the owner of Target Assets post-closing.

2.4                               Escrow Accounts, Escrow Money, Seller Charge over Target Assets and Purchaser Charge over Target Assets

For the purpose of facilitating the transactions contemplated hereunder, the Parties agree that an amount equal to RMB5,764,000,000 (the “Escrow Money”) shall be deposited into an agreed escrow account for joint administration and that a Seller Charge over Target Assets shall be granted in favor of the Purchaser or a Purchaser Charge over Target Assets shall be granted in favor of the Seller, as applicable, during the escrow period (the “Escrow Period”, referring to the period commencing from the time when the Escrow Money hits the Escrow Account and ending on the time when the Purchase Price is paid in full to a non-escrow account designated by the Seller to which the Seller has the full right of unilateral disposal (such account the “Seller Designated Account”)), as guarantee for the security and payment of the Escrow Money or the Purchase Price, in each case, in accordance with this Agreement:

(1)                                 Opening the Escrow Accounts.  The Parties agree to open, within fifteen (15) Business Days as of the date of this Agreement (or on a date otherwise agreed among the Parties): a) an escrow bank account (the “Golden Meditech Escrow Account”) in the name of a wholly-owned domestic subsidiary of the Guarantor (the “Seller Designee”) as designated by the Seller at a bank to be agreed upon by the Seller and the Purchaser, and b) an escrow bank account (the “Purchaser Escrow Account”, and together with the Golden Meditech Escrow Account, the “Escrow Accounts”, and individually, an “Escrow Account”) in the name of the Purchaser at a bank to be agreed upon by the Seller and the Purchaser.

(2)                                 Payment of Escrow Money.  The Purchaser agrees to deposit the Escrow Money into the Golden Meditech Escrow Account within five (5) Business Days as of the opening of the Golden Meditech Escrow Account.

(3)                                 Administration of Escrow Accounts.                 The Purchaser and the Seller (including the Seller Designee) shall, at the time of opening each Escrow Account, enter into an escrow agreement (the “Escrow Agreement”) with the bank at which such Escrow Account are to be opened (the “Escrow Bank”), specifying how such Escrow Account shall be administrated.  The Escrow Agreement shall provide, among other things, that the Purchaser and the Seller shall each appoint an authorized representative in writing, and without the joint signatures of such authorized representatives, neither the Purchaser nor the Seller (including the Seller Designee) may use or otherwise dispose any amount of the Escrow Money, including debiting, transferring, withdrawing, paying out from, redepositing, or purchasing any wealth-management products with the Escrow Money. The Seller hereby undertakes to the Purchaser that the Seller shall not unilaterally dispose the Escrow Money in any way whatsoever prior to its grant of a charge over the Golden Meditech Shares in favor of the Purchaser in accordance with Section 2.4 (8) herein below, including without limitation, debiting, transferring, withdrawing, paying out from, redepositing, or purchasing any wealth-management products with the Escrow Money.  The Seller and the Purchaser shall jointly cause the Escrow Agreement to provide that, if the Seller fails to grant a charge over the Golden Meditech Shares in favor of the Purchaser in accordance with Section 2.4 (8) herein below, the Purchaser shall have the right to unilaterally instruct the Escrow Bank to transfer the Escrow Money back to the Purchaser Escrow Account until the time when the Seller has granted the charge over Golden Meditech Shares in favor of the Purchaser in accordance with Section 2.4 (8) herein below, in which case the Purchaser shall concurrently transfer the Escrow Money from the Purchaser Escrow Account to the Golden Meditech Escrow Account. The Purchaser hereby undertakes to the Seller that from and after the transfer of the Escrow Money to the Purchaser Escrow Account, the Purchaser shall not have the right to unilaterally dispose any Escrow Money in any way whatsoever, including without limitation, debiting, transferring, withdrawing, paying out from, redepositing, or purchasing any wealth-management products with the Escrow Money until the time when the Escrow Money is transferred to the Golden Meditech Escrow Account again.  The Seller and the Purchaser shall jointly cause the Escrow Agreement to provide that, if the Seller grants a charge over the Golden Meditech Shares in favor of the Purchaser, the Seller shall have the right to unilaterally instruct the Escrow Bank to transfer the Escrow Money from the Purchaser Escrow Account back to the Golden Meditech Escrow Account.  For the avoidance of doubt, any of the foregoing agreements or undertakings in this Section shall not prejudice any exercise of any right of the Seller or the Purchaser hereunder in any aspect, including without limitation, the right to seek remedies, indemnification or the right of defense.

(4)                                 Release of Escrow and Payment of Escrow Money.  The Parties agree that in the event that, a) this Agreement has become effective in accordance with Section 7.2, and b) each and all of the closing conditions (including the Seller’s closing conditions and the Purchaser’s closing conditions) set forth in Article 3 are satisfied or waived in accordance with Article 3, the Seller shall have the right to request at any time the Purchaser to sign and submit jointly with the Seller to the Escrow Bank the documents for releasing the Escrow Money as required by the Escrow Agreement, so as to instruct the Escrow Bank to transfer the Escrow Money in full to a non-escrow account otherwise designated by the Seller to which the Seller (or its domestic Affiliate) has the full right of unilateral disposal (such account a “Seller Account”).  The Purchaser shall fully cooperate with the Seller to the extent that the Seller requests the Purchaser to sign and submit any documents for releasing the Escrow Money as described above.

Under the circumstances as described above and subject to the receipt of the Escrow Money in full in a Seller Account, the Purchaser shall have the right to request the Seller to proceed with the closing as described in Section 2.3 (2), in which case, the Asset Closing Date shall be the date on which such closing actually occurs.  The Seller Charge over Target Assets (as defined in Section 2.4 (8) below) granted by the Seller in favor of the Purchaser under Section 2.4 (8) shall terminate as of the Asset Closing Date, and the Purchaser must sign all documents as requested by the Seller to acknowledge the release of such charge.

(5)                                 Payment of Escrow Money by Remittance.  The Parties agree that, notwithstanding Section 2.4 (4),

a) if on or prior to the twentieth (20th) Business Day following the Long Stop Date the Purchaser has completed all the formalities required for outbound cross-border remittance of RMB or foreign exchange, the Purchaser and the Seller shall on or prior to the Asset Closing Date, sign and submit jointly to the Escrow Bank the documents for releasing the Escrow Money as required by the Escrow Agreement, so as to instruct the Escrow Bank to transfer the Escrow Money in full from the Golden Meditech Escrow Account to the Purchaser Escrow Account for it to be remitted abroad; or

b) in the event that the Escrow Money has been transferred to a Seller Account pursuant to Section 2.4 (4), subject to the Purchaser’s completion of all the formalities required for outbound cross-border remittance of RMB or foreign exchange and the Seller’s acknowledgement there has not occurred or exists any event that may affect the payment of the Purchase Price in full to the Seller Designated Account in the manners permitted by applicable laws, the Seller shall within thirty (30) Business Days following the Seller’s delivery of the said acknowledgement, transfer in full an amount equal to the Escrow Money to the Purchaser Escrow Account for it to be remitted abroad.

Under the circumstances as described in either a) or b) above, on the date on which the Escrow Money is received in the Purchaser Escrow Account, the Purchaser and the Seller shall sign and submit jointly to the Escrow Bank the documents for releasing the Escrow Money as required by the Escrow Agreement, so as to instruct the Escrow Bank to pay by remittance the Escrow Money as Purchase Price to the Seller Designated Account.

Under the circumstances as described in a) above, the Seller Charge over Target Assets granted by the Seller in favor of the Purchaser under Section 2.4 (8) shall terminate as of the transfer of the total amount of the Escrow Money from the Seller Escrow Account to the Purchaser Escrow Account, and accordingly, the Purchaser must sign all documents as requested by the Seller to acknowledge the release of the Seller Charge over Target Assets.  Under the circumstances as described in b) above, the Purchaser Charge over Target Assets (as defined in Section 2.4 (8) below) granted by the Purchaser in favor of the Seller in accordance with Section 2.4 (8) herein below shall terminate as of the date on which the Purchase Price is received in full in the Seller Designated Account, and the Seller must sign all documents as requested by the Purchaser to acknowledge the release of such charge.  For the avoidance of doubt, the Seller shall not be obligated to refund or remit any amount of the Escrow Money to the Purchaser until after each and all of the Escrow Money Remittance Conditions set forth in a) or b) above are satisfied.

(6)                                 For the avoidance of doubt, the Parties agree that the Seller shall not be obligated to make any payment to the Purchaser (including without limitation, interest and fund occupation fee) for the occupation and control of any amount of the Escrow Money in accordance with Section 2.4 (4) or Section 2.4 (5).

(7)                                 Return of Escrow Money.  The Parties agree that, a) if this Agreement does not come into effect by the end of the Effective Term provided in Section 7.3 (2), and the Parties fail to enter into a supplementary agreement to extend the Effective Term, or b) after this Agreement becomes effective, if this Agreement is terminated by the Purchaser due to the Seller’s breach of this Agreement, the Seller and the Purchaser shall sign and submit jointly to the Escrow Bank the documents for releasing the Escrow Money as required by the Escrow Agreement within ten (10) Business Days of the occurrence of the relevant event, so as to instruct the Escrow Bank to return the Escrow Money to a non-escrow account designated by the Purchaser, together with any legal interest accrued on the Escrow Money during the Escrow Period; on the contrary, if this Agreement is terminated by the Seller due to the Purchaser’s breach of this Agreement, the Seller shall, after deducting from the Escrow Money any amount that it shall be entitled to claim, including without limitation, damages, indemnities, liquidated damages or any other amount payable by the Purchaser (if any), sign with the Purchaser and submit to the Escrow Bank together with the Purchaser the documents for releasing the Escrow Money as required by the Escrow Agreement, so as to instruct the Escrow Bank to return the remaining amount of the Escrow Money to a non-escrow account designated by the Purchaser.  In such case, the Seller Charge over Target Assets shall terminate as of the date on which the Escrow Money is settled and returned in accordance with this Agreement, and the Purchaser must sign any document as requested by the Seller to acknowledge the release of such charge.  For the avoidance of doubt, the Parties acknowledge that notwithstanding the foregoing or any other provisions, after the completion of the formalities required for the closing of the sale and purchase of the Golden Meditech Shares, the Seller shall have no obligation at any time to refund the Escrow Money or any part thereof.

(8)                                 The Seller agrees to, within ten (10) Business Days of the later of the date on which this Agreement comes into effect and the date on which the Escrow Money is paid by the Purchaser to the Golden Meditech Escrow Account, grant a charge over the Golden Meditech Shares in favor of the Purchaser (the “Seller Charge over Target Assets”) to guarantee that the Seller shall not dispose the Escrow Money in violation of this Agreement in any way whatsoever and the Seller shall indemnify the Purchaser against any and all the losses arising from any such violation, until the time when the Seller Charge over Target Assets terminates in accordance with the foregoing Section 2.4 (4), 2.4 (5) a) or 2.4 (7).  Subject to satisfaction of the conditions set forth in Section 2.4(5) b), the Purchaser agrees that, for a time period commencing from the remittance of the Escrow Money by the Seller to the Purchaser Escrow Account in accordance with Section 2.4(5)b) and ending on the payment of the Purchase Price in full to the Seller Designated Account, the Purchaser shall, or shall cause the special purpose vehicle to be established by it being the post-closing owner of the Target Assets under Section 2.3 (5) to, grant a charge over the Golden Meditech Shares in favor of the Seller (the “Purchaser Charge over Target Assets”) to secure its obligations to pay the Purchase Price in accordance with this Agreement and to indemnify the Seller against any and all the losses arising from any such breach by the Purchaser.

Article 3                   Closing Conditions

3.1                               Closing Conditions

The closing under this Agreement shall be subject to (a) the satisfaction or waiver of each of the Purchaser’s closing conditions and the Seller’s closing conditions within 90 days from the date on which this Agreement becomes effective, or any other date otherwise agreed in writing among the Parties (the day which falls on the 90th day or such other date as described in the immediately preceding sentence is referred to as the “Long Stop Date”), and (b) the fulfillment of each of the conditions to effectiveness of this Agreement set forth in Section 7.2 hereof.

3.2                               Purchaser’s Closing Conditions

(1)                                 Each of the Seller and the Guarantor shall have disclosed reasonably to the Purchaser the information relating to the assets, liabilities, interests, security interest provided to third parties, and status of the equity interest of the Target Company which may have a material effect on the Proposed Transaction;

(2)                                 Except as disclosed publicly or disclosed to the Purchaser by using an information disclosure letter which refers specifically to Section 3.2 (2) or waived by the Purchaser, within the Transitional Period, the Target Company shall have conducted its business normally, no material adverse change shall have occurred to the legal person status, capitalization structure, financial status or substantial assets of the Target Company, and the Target Company shall not have committed any material violation of law or regulation;

(3)                                 Except as disclosed to or waived by the Purchaser, within the Transitional Period, the Target Company shall not have disposed of its substantial assets or created any security interest or any other encumbrance on its substantial assets, or incurred or assumed any material indebtedness, unless as confirmed by all the Parties as necessary for its ordinary course of business and does not subject the Target Company to any material indebtedness;

(4)                                 The matters under the Proposed Transaction have been approved by the board of directors of the Seller;

(5)                                 The matters under the Proposed Transaction have been approved by the board of directors of the Guarantor;

(6)                                 On the Asset Closing Date, all the representations and warranties made by each of the Seller and the Guarantor hereunder are true, accurate, and complete, free from false records, misleading representations or material omissions; and

(7)                                 Each of the Seller and the Guarantor shall have performed and complied with in material aspects all the undertakings that are required hereunder to be performed or complied with on or prior to the Asset Closing Date.

3.3                               Seller’s Closing Conditions

(1)                                 Except as disclosed to the Seller by using an information disclosure letter which refers specifically to Section 3.3 (1) or waived by the Seller, within the Transitional Period, the Purchaser shall have been validly and legally existing, have possessed and maintained in full force and effect the power and the legal capacity to execute and perform this Agreement as required under the applicable laws, have maintained a clear equity structure and fully disclosed its equity structure, partnership agreement, certificate of fund manager registration and fund filing certificate, and have completed its funding, and no material adverse change shall have occurred in the financial or funding status of the Purchaser, nor shall the Purchaser have committed any material violation of law or regulation;

(2)                                 On the Asset Closing Date, all the representations and warranties made by the Purchaser hereunder are true, accurate, and complete, free from false records, misleading representations or material omissions;

(3)                                 The Purchaser shall have performed and complied with in material aspects all the undertakings that are required hereunder to be performed or complied with on or prior to the Asset Closing Date; and

(4)                                 The matters under the Proposed Transaction shall have been approved in accordance with the Purchaser’s partnership agreement.

3.4                               Obligation to Fulfill Closing Conditions

(1)                                 Each of the Seller and the Guarantor shall make best efforts to maintain and/or fulfill as soon as practicable the conditions set forth in Section 3.2.

(2)                                 The Purchaser shall make best efforts to maintain and/or fulfill as soon as practicable the conditions set forth in Section 3.3.

3.5                               No Unilateral Cancellation

The Purchaser agrees to purchase from the Seller the Target Assets subject to the terms and conditions in this Agreement.  To ensure the achievement of each Party’s purpose of transaction, the Purchaser further unconditionally undertakes that it shall perform its obligations to purchase the Target Assets hereunder and in no event shall such obligations be forgiven, and the Purchaser waives in advance and irrevocably any contractual rights, rights of defense and claims for abandoning or not performing its obligations to purchase the Target Assets hereunder, in each case, subject to the satisfaction of all the following conditions: (a) this Agreement shall have come into effect in accordance with Section 7.2 hereof; and (b) the closing conditions under Sections 3.1, 3.2, and 3.3 shall have been fully satisfied or waived in accordance with Section 3.6 hereof.  Subject to satisfaction of all the foregoing conditions, unless the Purchaser has and exercises the right to unilaterally terminate this Agreement in accordance with this Agreement, the Seller shall have the right to decline the request of the Purchaser to terminate this Agreement and demand the Purchaser’s continued performance of this Agreement and shall be entitled to request for specific performance of this Agreement.  Under any of the circumstances described in the immediately preceding sentence, the Purchaser waives in advance and irrevocably any of its claims and rights of defense, including without limitation, termination of this Agreement at a cost of assumption of liability for breach and/or liability for damages and/or payment of termination fee and/or transfer of any other consideration, and the Purchaser shall not decline in any form the Seller’s request for continued performance of this Agreement, and shall continue to perform its obligations to purchase the Target Assets as appropriate.  In the event that the Purchaser breaches any of its foregoing undertakings or obligations, in which case the Seller requests an arbitral tribunal to issue and award ordering the Purchaser to continue to perform its obligations to purchase the Target Assets, the Purchaser irrevocably waives any of its claims and/or rights of defense under any of such circumstances, including without limitation, termination of this Agreement at a cost of assumption of liability for breach and/or liability for damages and/or payment of termination fee and/or transfer of any other consideration, and any and all of its claims, rights of defense and/or any other rights/powers that may prevent and/or affect the Seller’s demand for or enforcement of specific performance by the Purchaser of its obligation to purchase the Target Assets, such that Seller shall be assured that its requests for continued performance of the obligations by Purchaser to purchase the Target Assets and purpose of transaction shall be achieved. The aforesaid obligations to purchase the Target Assets shall at least include the obligations to accept the Target Assets, obligations to consummate the Proposed Transaction and the obligations to pay the Purchase Price.

3.6                               Waiver of Closing Conditions

(1)                                 On or prior to the Asset Closing Date (by no later than the Long Stop Date), by giving written notice to the Seller, the Purchaser may waive conditionally or unconditionally, any or all of the conditions set forth in Section 3.2.  In the event that the Purchaser gives a written notice that all or any of the conditions set forth in Section 3.2 have or has been fulfilled or waived, such written notice or waiver shall not operate as the Purchaser’s non-reliance upon the representations and warranties made by the Seller or release the Seller from any obligation required to be performed by the Seller on or prior to the Asset Closing Date (by no later than the Long Stop Date), instead, it shall represent only that the Purchaser will proceed with the closing of the transactions under this Agreement in reliance on such representations, warranties and status of the performance of such obligation, and that the Purchaser will reserve its right to hold the Seller liable for the relevant default in accordance with this Agreement.

(2)                                 On or prior to the Asset Closing Date (by no later than the Long Stop Date), by giving written notice to the relevant Purchaser, the Seller and the Guarantor may waive conditionally or unconditionally, any or all of the conditions set forth in Section 3.3.  In the event that the Seller and the Guarantor give a written notice that all or any of the conditions set forth in Section 3.3 have or has been fulfilled or waived, such written notice or waiver shall not operate as the non-reliance by the Seller or the Guarantor upon the representations and warranties made by the Purchaser or release the Purchaser from any obligation required to be performed by the Purchaser on or prior to the Asset Closing Date (by no later than the Long Stop Date), instead, it shall represent only that the Seller and the Guarantor will proceed with the closing under this Agreement in reliance on such representations, warranties and status of the performance of such obligation and demand the Purchaser’s performance of its closing obligations, and that each of the Seller and the Guarantor will reserve its right to hold the Purchaser liable for the relevant default in accordance with this Agreement.  For the avoidance of doubt, the Seller’s closing conditions shall be fully satisfied or waived upon the waiver by the Seller of any and all of the Seller’s closing conditions in accordance with this Section.  In such case, unless the Purchaser has and exercises the right to unilaterally terminate this Agreement in accordance with this Agreement, the Seller shall have the right to decline the request of the Purchaser to terminate this Agreement and demand the Purchaser’s continued performance of this Agreement and shall be entitled to request for specific performance of this Agreement.  Under any of the circumstances described in the immediately preceding sentence, the Purchaser waives in advance and irrevocably any of its claims and rights of defense, including without limitation, termination of this Agreement at a cost of assumption of liability for breach and/or liability for damages and/or payment of termination fee and/or transfer of any other consideration, and the Purchaser shall not decline in any form the Seller’s request for continued performance of this Agreement, and shall continue to perform its obligations to purchase the Target Assets as appropriate.  In the event that the Purchaser breaches any of its foregoing undertakings or obligations, in which case the Seller requests an arbitral tribunal to issue an award ordering the Purchaser to continue to perform its obligations to purchase the Target Assets, the Purchaser irrevocably waives any of its claims and/or rights of defense under any of such circumstances, including without limitation, termination of this Agreement at a cost of assumption of liability for breach and/or liability for damages and/or payment of termination fee and/or transfer of any other consideration, and any and all of its claims, rights of defense and/or any other rights/powers that may prevent and/or affect the Seller’s demand for or enforcement of specific performance by the Purchaser of its obligation to purchase the Target Assets, such that Seller shall be assured that its requests for continued performance of the obligations by Purchaser to purchase the Target Assets and purpose of transaction shall be achieved. The aforesaid obligations to purchase the Target Assets shall at least include the obligations to accept the Target Assets, obligations to consummate the Proposed Transaction and the obligations to pay the Purchase Price.

3.7                               Delay in Fulfillment of the Closing Conditions

(1)                                 In the event that any of the Purchaser’s closing conditions fails to be fully fulfilled and satisfied on or prior to the Long Stop Date and the Purchaser has indicated expressly that it will not waive any of the Purchaser’s closing conditions that fails to be satisfied for any reason whatsoever, the Purchaser shall have the right to terminate this Agreement, in which case, Section 7.5 (2) shall apply.  For the avoidance of doubt, where after this Agreement comes into effect the closing of the Target Assets takes place in accordance with Section 2.4 (4) and as a result, the Golden Meditech Shares have been registered under the name of the Purchaser or a third party designated by it, it shall be deemed that the Purchaser acknowledges that all of the Purchaser’s closing conditions have been fully satisfied or actually waived by the Purchaser.

(2)                                 In the event that any of the Seller’s closing conditions fails to be fully fulfilled and satisfied on or prior to the Long Stop Date and the Seller has indicated expressly that it will not waive any of such Seller’s closing conditions that fails to be satisfied for any reason whatsoever, the Seller shall have the right to terminate this Agreement, in which case, Section 7.5 (1) shall apply.  For the avoidance of doubt, where after this Agreement comes into effect, the closing of the Target Assets takes place in accordance with Section 2.4 (4) and as a result, the Golden Meditech Shares have been registered under the name of the Purchaser or a third party designated by it, it shall be deemed that the Seller acknowledges that all of the Seller’s closing conditions have been fully satisfied or actually waived by the Seller.

Article 4                   Representations and Warranties

4.1                               Common Representations and Warranties

Each Party hereby represents to the other Parties that:

(1)                                 It is a company or enterprise duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment and has full civil rights and civil capacity to independently carry out its obligations to any other parties;

(2)                                 It has all the necessary power, authority and approval under Applicable Law to enter into this Agreement and to perform each of its obligations under this agreement.  For the avoidance of doubt, each of those stated in Section 7.2 (as applicable) shall be excluded;

(3)                                 It has taken all appropriate and necessary corporate actions to authorize the execution and delivery of this Agreement and any other documents hereunder to which it is a party, and has authorized to perform and comply with the terms and conditions set forth in this Agreement and such other documents, excluding each of those stated in Section 7.2 (as applicable);

(4)                                 The person acting on behalf of it to enter into this Agreement and any other documents hereunder to which it is a party has been granted irrevocable, legal and full authorization to enter into on its behalf and bound by this Agreement and such other documents; and it shall not defend itself against any other Parties by reason of lack of power of attorney, exceeding the scope of power of attorney or any other defects in the authorization;

(5)                                 Its execution of this Agreement and any other documents hereunder to which it is a party does not and will not violate (a) any of its organizational documents, (b) any contracts, agreements, permits or any other instruments to which it is a party or by which it is bound, or (c) any orders, effective judgments, arbitral awards, judicial rulings, administrative decisions, policies, regulations, orders or rules applicable to it, excluding each of those stated in Section 7.2 (as applicable); and

(6)                                 There are no actions, arbitrations or any other legal or administrative proceedings or governmental investigations pending against it, which would have a substantial effect on its execution of or ability to perform this Agreement, and to its knowledge, there are no such actions, arbitrations or any other legal or administrative proceedings or governmental investigations threatened by any Governmental Authority or other third parties against it for its execution or performance of this Agreement.

4.2                               Representation, Warranties and Covenants of the Seller and the Guarantor

The Seller and the Guarantor hereby jointly and severally represent and warrant to the Purchaser that for purpose of this Section 4.2, any and all references to the Target Company shall include all the subsidiaries subject to the merger, and the following representations and warranties shall be deemed repeated on the Asset Closing Date as if made at such time.  As of the date hereof and the Asset Closing Date, except for those disclosed by the Seller publicly or by way of an information disclosure letter as of the date of this Agreement or in this Agreement or any other transaction documents executed by the Purchaser to which it is a party, or disclosed to the Purchaser for purpose of the Proposed Transaction or for purpose of this Agreement, or disclosed by the Guarantor on the website of HKEx, or disclosed by the Target Company on the website of US Securities and Exchange Commission:

(1)                                 The Seller has legitimate and entire ownership of the Target Assets proposed to be sold, and there is no encumbrance on the Target Assets, nominee shareholding through any trust or under entrustment, or any other dispute in connection with ownership.

(2)                                 The Seller and the Guarantor have fully disclosed the capitalization structure of the Target Company as of the date of this Agreement and the Asset Closing Date, as set forth in Exhibit 1 hereto. As of the date of this Agreement and the Asset Closing Date, the Target Assets represent approximately 65.4% of the Target Company’s share capital on a fully-diluted basis (assuming all the convertible bonds have been converted into shares).  Except as disclosed, the Target Company has no (i) shares or other voting securities, (ii) corporate securities convertible or exchangeable into shares or voting securities of the Target Company, or (iii) options, warrants, rights or any other commitments or agreements, which may result in the acquisition from or cause the Target Company to issue any shares or any other voting securities, or any corporate securities convertible or exchangeable into the shares or voting securities of the Target Company.

(3)                                 The Seller has provided to the Purchaser a complete list of all the subsidiaries of the Target Company and the Seller’s shareholding percentage in these subsidiaries.  The Target Company legally owns the entire ownership of all the subsidiaries set forth on the list, and with respect to the ownership, there is no encumbrance, nominee shareholding through any trust or under entrustment, or any other dispute in connection therewith.

(4)                                 Valid existence.  The Target Company is duly established or incorporated in the jurisdiction where it is established or incorporated.  There is no circumstance under which it may be cancelled or deregistered.  The Target Company has all the necessary power, authority or qualification to own, lease and operate its property and assets and carry out the business it currently conducts, and its articles of association, business license and any other permits, licenses and qualifications are in full force and effect from the date of this Agreement through the Asset Closing Date.

(5)                                 Affiliates.  Except for the related party transactions that have been disclosed, there is no significant related party transaction or arrangement between the Target Company and any of the other Affiliates that are required to be disclosed under the applicable laws, which includes without limitation, those in connections with possession of funds, financing, procurement, licensing, creditors’ rights and liabilities.

(6)                                 Finance and Accounting

(a)                                 The financial statements of the Target Company shall be prepared based on the transactions or events actually incurred and are in compliance with the international Generally Accepted Accounting Principles (“GAAP”), which have fairly reflected the financial conditions, performance results and cash flows of the Target Company in all material respects.  An unqualified audit report has been issued by a certified public accountant on the financial statements of the Target Company as of March 31, 2016 (the “Financial Statements of the Target Company”).

(b)                                 The Target Company has established an independent financial accounting system which enables it to make financial decision independently, and has set up standard financial accounting policies and financial management policies.  The Target Company has no joint bank account with its controlling shareholder, de facto controlling person and any other enterprises under its control.

(7)                                 No undisclosed corporate liabilities which should have been disclosed.  Except for those that have been disclosed, the Target Company has no significant corporate liabilities, or existing or contingent condition which is reasonably expected to result in such other material corporate liabilities.  The Target Company does not provide any guarantee to any third parties with respect to their liabilities.

(8)                                 No material changes. Since March 31, 2016, except for those that have been disclosed or unless otherwise agreed in this Agreement or with the written consent of the Purchaser, the Target Company has been conducting its business in the ordinary course of business consistent with the past practice and none of the following has occurred:

(a)                          any matter outside the ordinary course of business resulting in material adverse effect on the assets, liabilities, financial condition, operation condition of the Target Company listed on the financial statement of the Target Company;

(b)                          any significant or contingent liabilities of the Target Company incurred outside the ordinary course of business by way of providing guarantee, indemnification or commitment etc;

(c)                           any losses having material adverse effect on the assets, financial conditions, operation conditions, business prospects and business of the Target Company;

(d)                          waiving any rights with significant value to the Target Company which value amounts to over 10% of the sales revenue or the total assets of the Target Company.

(e)                           waiving any creditor’s rights of the Target Company or discharging any other parties’ obligations, unless such waiver or discharge is necessary in the ordinary course of business and does not constitute or result in any material adverse effect;

(f)                            unless required by Applicable Law or ordinary operation of business, entering into or amending any Material Contract (as defined in Section 4.2 (11) (a) below) or any other material commercial agreements, or amending or replacing its articles of association;

(g)                           any material amendment of the compensation arrangements or agreements entered into with any current employees, consultants or directors;

(h)                          any sale or transfer of all or substantially all the property, intangible assets or Intellectual Property of the Target Company;

(i)                              resignation by or termination of the employment with any key employees, a list of which shall be otherwise determined by the Parties;

(j)                             payment, repurchase, redemption, purchase or transfer of the shares of the Target Company, directly or indirectly;

(k)                          any substantial change of its scope of business or commercial plans, or failing to conduct its principal business in the ordinary course of business;

(l)                              any transactions entered into by it with any shareholders, directors, supervisors, executive officers, employees or any relatives of any of the foregoing persons or any entities controlled thereby;

(m)                      unless required by Applicable Law, any amendment of its articles of association;

(n)                          any increase or decrease of its registered share capital;

(o)                          bankruptcy, liquidation, or dissolution of the Target Company or merger with any other company; or

(p)                          any agreement or covenant made by the Target Company or the Seller with respect to any of the above matters.

(9)                                 Compliance of Business Operation.  The Target Company has not violated or did not materially violate any Applicable Law.  To the reasonable knowledge of the Seller and the Guarantor, the Target Company has been conducting its business in accordance with all the Applicable Law.  During the last three calendar years prior to the execution of this Agreement, the Target Company has not committed any material violation of any mandatory provisions or prohibitions under any Applicable Law in its business operation.  The Target Company has all the licenses, permits, consents and authorizations required for operating its assets and conducting its business.  Such licenses, permits, consents and authorizations do not materially contravene with the mandatory provisions or prohibitions under the Applicable Law and are in full force and effect.  None of such licenses, permits, consents or authorizations will be terminated or adversely affected as a result of the Proposed Transaction, and the Target Company has not received any notification, either in writing or orally, from any Governmental Authority regarding the cancelling or revoking any license, permit, consent or authorization obtained by the Target Company.

(10)                          Administrative Penalties, Administrative Mandatory Measures and Administrative Supervision Measures.  No Governmental Authorities have imposed any administrative penalties, administrative mandatory measures or administrative supervision measures that have any material adverse effect on the assets or business of the Target Company.  There are no administrative penalties, administrative mandatory measures or administrative supervision measures imposed by any Governmental Authorities that (i) has or has had materials adverse effect on the Target Company or its assets, (ii) may affect the validity, effectiveness or enforceability of this Agreement, or (iii) affect the consummation of the Proposed Transaction.

(11)                          Material Contracts

(a)                          Except those that have been disclosed to the Purchaser or the public, the Target Company has not entered into any other contracts or arrangements that cross the threshold of materiality (as defined below) (each contract crossing the threshold of materiality is referred to as a “Material Contract”).  For purpose of this Section 4.2 (11), if the annual turnover of the subject matters or services under any contract, agreement or arrangement or the costs of the commodities or services obtained thereunder (or the payment or liabilities in connection therewith) for the current year is equal to or exceeds RMB10,000,000, then such contract, agreement or arrangement has crossed the “threshold of materiality”.  Each Material Contract (i) is duly executed and binding on each party thereto and is in full force and effect, and (ii)  shall remain in full force and effect after consummation of the Proposed Transaction and will not result in any penalty or other material adverse effect.  The Target Company has not materially breach any Material Contract.  Except for the Material Contracts that have been publicly disclosed, other true and complete copies of other Material Contracts shall have been delivered to the Purchaser or its representative prior to the date of this Agreement.

(b)                          Any other parties to any Material Contract have not committed any material breach of such Material Contract.  The Target Company does not receive any notice of terminating or cancelling any Target Company’s Material Contract or breach of contract thereunder.

(c)                           The Target Company has not entered into any contract with any abnormal terms that may have material adverse effect or impose material potential risk on the operation of the Target Company, including any abnormal assumption, limitation, exclusive, non-competition terms and any abnormal market price, joint venture and market share that may have material adverse effect or impose material potential risk on the operation of the Target Company.

(12)                          Environment, health and safety compliance.  The Target Company has obtained and maintains all the environmental, health and safety licenses and permits issued by the Governmental Authorities required for its current use, possession or operation of its business.  The Target Company has conducted its business operation in compliance with the foregoing environmental, health and safety permits, licenses and approvals in all material respects.  During the last three calendar years prior to the date of this Agreement, there has not been any material administrative penalty or litigation arising out of environmental, health or safety issues.

(13)                          Intellectual Property Rights

(a)                           The Target Company has used the intellectual property owned, leased or otherwise obtained by it, such as the names, domain names, trademarks, copy rights, patent rights, invention, technical data, process, know-how, drawings, design, etc. (the “Intellectual Property”), in compliance with the requirements of PRC law.

(b)                           The Seller and the Guarantor have provided the Purchaser with a complete list of the Intellectual Property owned by the Target Company.  The operation of Target Company’s current principal business does not require any other Intellectual Property other than those included in such list.  The Target Company has legal, valid and enforceable rights or rights to use with respect to the Intellectual Property disclosed by it, and such rights are free and clear of any encumbrances.

(c)                            To the reasonable knowledge of the Seller and the Guarantor, there is no pending or potential material action, dispute, claim or demand affecting the Intellectual Property of the Target Company.  None of the Seller, the Guarantor and the Target Company has received any written notice from any person challenging the rights of the Target Company to use the Intellectual Property owned, leased or otherwise obtained by the Target Company, and such right of use is not subject to any governmental orders that may affect the free use by the Target Company of each of the Intellectual Property.

(d)                           To the best knowledge of the Seller and the Guarantor, no officers, employees, or consultants of the Target Company are subject to any obligations under any agreement, contract (including any permits, covenants and undertakings of any nature) or deed or any judgment, decree or order of any court, which may affect its ability to use their best efforts to promote the interest of the Target Company, result in any conflict with the business currently or proposed to be operated by the Target Company, or prevent it from transferring to the Target Company all the Intellectual Property designed, developed or created by them in connection with their service to the Target Company.  The Target Company does not need to use any invention created by its officers or employees (or any persons it currently intends to employ) prior to their employment with the Target Company or beyond the scope of service as stipulated between such officers or employees with the Target Company.

(14)                          Corporate Assets.  Except those that have been disclosed to the Purchaser, the Target Company has ownership or legal and valid right of use with respect to all the material assets that are currently used by it, including personal property and real property, and such assets are free and clear of any security interests or any other encumbrances.  The Target Company’s rights, title or any rights or interests of any other kinds in the each material corporate asset have been disclosed to the Purchaser, which constitute all the material assets required for the normal operation of the Target Company during the past year, and such assets are currently owned, possessed or used by the Target Company.  To the reasonable knowledge of the Seller and the Guarantor, there is no material dispute or claim pending or threatened that will affect the operation, use or possession of such assets by the Target Company.

(15)                          Insurance.  The Target Company has maintained commercially reasonable insurance with respect to all the material insurable assets since the date of this Agreement, with the same coverage as those companies engaged in similar business would generally maintain.  In addition, the Target Company has never been refused to be directly insured during the past three (3) years since the date of this Agreement.  With respect to all such insurance:

(a)                          all premiums have been paid in full in accordance with the requirements of the policies;

(b)                          all the policies are valid and will not become void as a result of any action, non-action or failure to disclose by the insured; and

(c)                           there are no material claims pending, unsettled or in dispute, and no circumstance or situation that may give rise to any material claims.

(16)                          Employee Welfare Matters.  Except the customary social security insurance, housing fund and Welfare Plan (as defined below), the Target Company has no other plans, agreements or covenants for its current or former employees in connection with the pension, severance payment, commercial insurance, housing welfare or any other employee welfare (individually or collectively “Welfare Plan”).  To the reasonable knowledge of the Seller and the Guarantor, there is no material dispute or claim against the Target Company pending or threatened in respect of the social security insurance, housing fund or any Welfare Plan, or any fact that have been known which may give rise to such material dispute or claim.  All amounts payable by the Target Company and its employees under the social security insurance, housing fund and each of the Seller’s Welfare Plan shall have been paid in full as of the due date.  No employee of the Target Company is entitled to obtain any increase or improvement of its salary, welfare or employment terms and conditions or receive any compensation, severance payment or settlement fee from the Target Company based on his employment contract by reason of the share transfer.  There is no collective labor contract between the Target Company and its labor union.

(17)                          Labor Matters

(a)                           The Target Company has fully complied with the labor laws of the place of its incorporation and any employment contract to which it is a party.  There is no material or pending dispute or controversy between the Target Company and any of its employees or the labor union.  No strike, slowdown, work stoppage or plant closure has occurred in the Target Company.

(b)                           To the reasonable knowledge of the Seller and the Guarantor, there is no labor dispute, controversy or arbitration pending between its key employees and their former employers, and none of its key employees are subject to any non-compete obligation, and all such key employees  work on a full time basis for the Target Company.

(18)                          Taxes

(a)                          Except for those that have been disclosed to the Purchaser, the Target Company has complied with the mandatory provisions or prohibitions under the PRC tax laws in all material respects, paid all the taxes and penalties and fines due and payable, and fully and accurately reported to the Purchaser all the tax liabilities in respect of any period (or a portion thereof) prior to the date of this Agreement.

There is no material civil, administrative or criminal responsibilities resulted from failure by the Target Company to duly make any tax payments, nor any circumstance which, to the knowledge of the Seller and the Guarantor, may give rise to any such responsibilities.

(b)                           To the reasonable knowledge of the Seller and the Guarantor, the Target Company is not obligated to refund or repay any tax deductions, tax rebates, tax incentives or any other subsidies in connection with the Target Company, its assets or business that has or will be granted, offered or paid by any Governmental Authority.

(19)                          Improper Payment

(a)                           To the reasonable knowledge of the Seller and the Guarantor, the Target Company has not paid or caused any other person to pay or give anything of significant value to or enter into any transaction with any Governmental Authority, governmental officials or officers of any enterprises, for purpose of influencing such persons in official positions in order to obtain or retain business or transfer any business to the Target Company or any other person.

(b)                           Throughout the negotiation and execution of this Agreement, to the knowledge of the Seller and the Guarantor, neither the Seller nor its Affiliates, including the directors, officers, business personnel, representatives and intermediaries (the “Project Representatives”) have provided any commercial bribery to the Purchaser’s project representatives by any way or by any reason in the form of cash, anything of value, consumption or otherwise.  For purpose of this Section 4.2 (19), any benefit such as work meal, accommodation, transportation or any gift with insignificant value publicly provided by the Seller to the project representatives of the Purchaser based on business reception etiquette and for purpose of completion of the share transfer contemplated under this Agreement, shall not be deemed commercial bribery.

(20)                          Non-competition.  None of the Seller, the Guarantor, any key members of the management (to the best knowledge of the Seller and the Guarantor), or their respective Affiliates have, at any time, directly or indirectly,

(a)                           engaged in any activities that are the same or similar as or directly or indirectly compete with the business of the Target Company (“Competing Business”) or invested in any company engaged in the Competing Business (whether by equity investments or contractual arrangements), other than purchasing or holding any tradable securities or warrants of any company listed in any securities market (excluding over-the-counter market), but excluding any acquisition by which they may obtain the power to affect the decision making of such listed company;

(b)                           solicited or encouraged any employees of the Target Company to accept their or their Affiliates’ or any other third party’s offer for employment or recruited any employees of the Target Company by any other means; or

(c)                            provided any advices, assistances or funding with respect to any Competing Business.

(21)                          Litigations; Claims.  Except for those that have been disclosed or frequently incurred as the result of the customary commercial or legal practices of the jurisdiction where the Target Company is listed or registered, there is no potential litigation, arbitration, mediation, administrative or criminal proceeding to which the Target Company is the plaintiff, defendant, appellant, respondent, claimant or otherwise that is ongoing or reasonably expected to happen, which may have material adverse effect on the continuous operation of the Target Company.  To the reasonable knowledge of the Seller and the Guarantor, they are not aware of any matter which may give rise to any litigation, arbitration, mediation, administrative or criminal proceeding against its directors, supervisors, senior management or the Seller that may have material adverse effect on the continuous operation of the Target Company.  There is no event that may result in any challenge or objection brought by any third party against this Agreement or the Proposed Transaction, invalidity of this Agreement or the Proposed Transaction or any material adverse effect on or change of control of the Target Company, or any other event that may affect the consummation of the Proposed Transaction by the Purchaser.  There is no litigation, arbitration or administrative investigation proceeding against the Target Company alleging that it has violated any securities laws and regulations, anti-corruption, anti-bribery, antitrust laws or any other Applicable Law that may have material adverse effect on the Target Company.

(22)                          No Proceedings or Litigations.  To the reasonable knowledge of the Seller and the Guarantor, there is no investigation, penalty, mandatory measure or supervision measure initiated by any Governmental Authority or non-Governmental Authority against the Seller, the Guarantor or the Target Company for enjoining or materially changing the Proposed Transaction.

(23)                          The forms filed and information disclosed by the Target Company to the US Securities and Exchange Commission each year did not include any false representations, misleading statements or significant omissions in all material respects.

(24)                          Full Disclosure.  Any matters related to the Target Company and the Proposed Transaction that may have material adverse effect on the Proposed Transaction have been fully disclosed in this Agreement and the appendices hereto, the information disclosure letter, the materials or information provided during the due diligence, audit and appraisal by the Purchaser (and the professional agency retained by it) and the information disclosure documents filed by the Target Company with NYSE and provided to the Purchaser.  Any representations, warranties or materials provided by the Seller to the Purchaser under this Agreement in connection with the Proposed Transaction are true, accurate and complete in all material respects without any false representation, misleading statement or significant omission in all material respects.  The Seller further warrants to the Purchaser that all the materials provided to the Purchaser and the agents engaged by the Purchaser are true, accurate and complete original written materials or duplicates of the same without any false representation, misleading statement or material omission and the duplicates or copies are consistent with the originals.  All the signatures and seals of all the documents are true and are not false, forged or tampered.  The Seller further undertakes that it will indemnify the Purchase against any losses suffered by the Purchaser or its investors arising out of any false representation, misleading representation or significant omission in any material respect of the information provided by the Seller in accordance with the law.

(25)                          As the Target Company is listed on NYSE on the date of this Agreement, therefore, the risks and information disclosed by the Target Company in the information disclosure materials to the NYSE, including without limitation, 20-F, shall constitute and be deemed an integral part of the information disclosure letter provided by the Seller and the Guarantor to the Purchaser.

(26)                          As the Guarantor is a company listed in HKEx, the risks and information disclosed in the information disclosure materials to the HKEx shall constitute and be deemed an integral part of the information disclosure letter provided by the Seller and the Guarantor to the Purchaser.

4.3                               Representations, Warranties and Covenants of the Purchaser

(1)                                 The Purchaser hereby makes additional representations and warranties to the Seller and the Guarantor in Exhibit 2 hereto.  For purpose of this Section 4.3 and Exhibit 2, any reference to the Purchaser shall include its subsidiaries subject to the merger, and the following representations and warranties shall be deemed to be repeated on the Asset Closing Date as if they were made on such date.

(2)                                 The Purchaser covenants and warrants that it will in accordance with Section 2.4, deposit an amount equal to RMB5,764,000,000 into the Golden Meditech Escrow Account within five (5) Business Days as of the date on which the Golden Meditech Escrow Account is opened.

(3)                                 The Purchaser has delivered letter of guarantees duly executed by Sanpower and Yafei Yuan (a PRC citizen with an ID card number being 320114196412230933, on the date of this Agreement), respectively, each of which provides among other things that, Sanpower and Yafei Yuan shall jointly and severally guarantee the performance of all the obligations by the Purchaser under this Agreement.

(4)                                 On or prior to the date of this Agreement, the Purchaser has provided to the Seller a copy of the fund contract duly executed by the investors of the Purchaser and the certificate evidencing that the cooling-off period for the investment required by Applicable Law and stipulated in the partnership agreement has expired and the investors have not terminate the fund contract.

(5)                                 The Purchaser undertakes to apply for and obtain all the approvals for the Proposed Transaction required by the Applicable Law as soon as possible.

4.4                               Reliance on the Representations and Warranties

One Party acknowledges that the other parties have considered the representations and warranties made by such Party in entering into this Agreement, which representations and warranties are factors considered by the other Parties determined to execute this Agreement.

4.5                               Further Statement

Each representation and warranty made in this Agreement shall be deemed a separate representation and warranty, unless otherwise agreed in this Agreement, and each forgoing representation and warranty shall not be subject to any restriction or limitation due to reference to or be quoted by any other clauses of representations or warranties or any other clauses of this Agreement.

4.6                               Effectiveness

The representations and warranties under Article 4 of this Agreement shall continue to be effective from the execution of this Agreement throughout the Asset Closing Date.  Each Party undertakes that it shall promptly notify the other Parties in writing if it becomes aware of anything occurring during the period from the date of this Agreement throughout the Asset Closing Date that would make any representation or warranty become untrue, inaccurate or misleading in any material respect.

Article 5                   Further Covenants

5.1                               Transitional Period and Losses and Profits in the Transitional Period

The Seller covenants and agrees, during the Transitional Period, not to bring the following initiatives to the Target Company or vote for any proposal that will cause the failure by the Target Company to comply with the following covenants:

(a)                                       to conduct business in the ordinary course of business consistent with the past operating practice, make efforts to maintain the existing relationship with its material clients and persons with whom it has maintained a material business relationship, and maintain the validity of all licenses, permits, and certificated as required to conduct business;

(b)                                       not to adopt any resolution in any board meeting or shareholder meeting in relation to matters not in the ordinary course of business;

(c)                                        not to provide or borrow any loan with the principal amount over RMB5 million to or from any third party, not to create any material security over any of its assets, business, or equity interest, not to sell, assign or otherwise dispose of any material assets or business of the Target Company, not to reach any compromise, settlement, waiver, or satisfaction of thereof in relation to any material action, demand or dispute, or not to waive any right in connection with any material lawsuit or arbitration proceeding, unless in the ordinary course of business and for the purpose of performance of this Agreement;

(d)                                       not to increase or reduce the authorized share capital or issued share capital, or not to issue, sell, or redeem any shares, debentures or other securities;

(e)                                        not to repay or make payment of any amount to its shareholders;

(f)                                         not to declare or distribute any profits to its shareholders;

(g)                                        not to enter into, amend, or terminate any material contracts or amend the articles of association, unless as required by Applicable Laws, in the ordinary course of business and for the purpose of performance of this Agreement; and

(h)                                       not to take any action as set forth in Section 4.2 (8), which shall otherwise be disclosed if incurred prior to the date of this Agreement;

provided that, the Target Company has obtained the prior written consent of the Purchaser which shall not be withheld by it without reasonable and sufficient causes, or unless in emergency cases and for the purpose of preventing the Target Company from incurring material losses (in such cases the Purchaser shall be notified as soon as possible).

5.2                               Taxes

(1)                                       Unless otherwise agreed herein, any and all taxes in connection with performance of this Agreement and consummation of the Proposed Transaction shall be borne by the taxpayers as required by Applicable Laws, and such taxpayers shall submit information in relation to the Proposed Transaction in a timely manner and make representations in relation thereof.  The Purchaser shall provide assistance to the Seller in the provision of relevant information in order to obtain fair and appropriate tax treatment.  If the competent tax authority renders any enforceable decision in relation to imposition of taxes, and no condition is available to initiate any remedial measures, the Seller shall make payment of such taxes.

(2)                                 Each Party shall be responsible for its respective taxes due and payable in connection with performance of this Agreement pursuant to the relevant laws and regulations.

5.3                               Notice of Development

Prior to the closing and subject to Applicable Laws, any Party shall notify the other Parties of (i) any matters that occur after the date of this Agreement and may be reasonably expected to constitute a breach of the representations, warranties, and undertakings made by such breaching Party hereunder; (ii) any significant progress that may have material effect on the assets, liabilities, financial position, operations, relationship with clients, suppliers, and employees, and prospects of the Target Company; (iii) conditions upon which this Agreement shall come into effect as set forth in Section 7.2 and Section 3.3 as well as any information in relation to the filing, approval procedures and progress.

5.4                               Assumption of Liabilities

The Seller shall be liable for any liabilities of the Target Company not specifically disclosed in its financial statements or this Agreement, and for any liabilities of the Target Company incurring after the Asset Closing Date attributable to the omission of act to disclose such liabilities existing prior to the Asset Closing Date in its financial statements or this Agreement, other than the liabilities incurred in the ordinary course of business or operation and liabilities otherwise provide by the Parties.  The Seller undertakes the Target Company and the Purchaser will not suffer any financial losses in connection therewith.

5.5                               Exchange Rate and Calculation

Any conversion or settlement between RMB and a foreign currency in relation to the Proposed Transaction under this Agreement, if any, shall be made at the central parity rate of RMB against such foreign currency published by the China Foreign Exchange Trade System on the date on which the payment or the conversion is actually made, or on the date of settlement or determination under the authorization by the People’s Bank of China.  The Purchaser shall ensure that the amount in any currency finally used to pay the Purchase Price shall, if converted to RMB at the central parity rate of RMB against the relevant foreign currency published by the China Foreign Exchange Trade System on the date on which the payment or the conversion is actually made, be equal to the Purchase Price.

5.6                               Purchase of Foreign Exchange

The Purchaser shall complete the procedures required for the payment of the Purchase Price in accordance with applicable laws.  The Purchaser shall be responsible for paying the Purchase Price to the Seller in any form permitted by applicable laws.  In the event that the Seller suffers any loss as a result of any violation by the Purchaser of any applicable law in connection with the Purchaser’s payment of the Purchase Price, in addition to any rights and remedies available to the Seller and/or the Guarantor under any other provisions hereof or under any applicable laws, the Purchaser shall indemnify the Seller and/or the Guarantor against any and all the losses so suffered, as well as any and all the costs and expenses arising therefrom.

Article 6                   Confidentiality

6.1                               Obligation of Confidentiality

Other than circumstances set forth in Section 6.2 hereof, any Party hereto shall not, and shall cause any of its Affiliates, directors, officers, employees, shareholders, agents or the directors, officers, employees, agents, financial advisor or accountant of the Target Company not to, disclose information set forth below to any third parties, without the prior written consent of other Parties: (a) any discussions and assessments among the Parties in relation to the assignment contemplated hereunder, and any terms and conditions thereof; (b) the existence of this Agreement and any of its terms and conditions; and (c) any private, secretive, or confidential data and information obtained by any Party from other Parties in connection with the execution of this Agreement or performance of the assignment contemplated hereunder (collectively “Confidential Information”), and shall keep the Confidential Information in strict confidence, provided that the obligation of confidentiality shall not apply to any information that, at the time of disclosure, (i) is or has been available publicly, other than for the reason of disclosure directly or indirectly by the receiving party; or (ii) has been made available to the receiving party and not bound by the obligation of confidentiality, or Confidential Information obtained independently by the receiving party without assistance, utilization, or use of Confidential Information.

6.2                               Exceptions

Each Party agree, it may disclose or divulge the Confidential Information only to the extent that:

(1)                                       for the purpose of the performance of the assignment contemplated hereunder, it may disclose to the officers, directors, legal counsel, financial advisor, accountant on a need to know basis in connection with the performance of duties and only to the extent of such basis.  The disclosing party shall procure that any person receiving Confidential Information shall be fully aware of the confidential nature of Confidential Information and the obligation of confidentiality assumed by such disclosing party, and shall procure that any person receiving Confidential Information shall abide by the same obligation of confidentiality; or

(2)                                 it is permitted to make disclosures to the person otherwise agreed in writing by other Parties hereto; or

(3)                                 it is required by Applicable Laws to make disclosures or announcements to any stock exchange or Governmental Authority, in which case it shall give other Parties reasonable written notice in advance and make accurate disclosure with the content being determined by the Parties jointly to the extent as required by laws.

6.3                               Duties

Each Party shall be liable for any breach of terms set forth in Section 6.1 by any of its Affiliates, directors, officers, employees, shareholders, agents, and its legal counsel, financial advisor and/or accountant.

Article 7                   Effectiveness and Termination

7.1                               Formation

This Agreement shall be formed after being executed by the Parties.

7.2                               Effectiveness

This Agreement shall come into effect on the date when all conditions set forth below are satisfied:

(1)                                       This Agreement and the matters under the Proposed Transaction have been approved by the shareholders meeting of the Guarantor;

(2)                                       The Guarantor has fulfilled applicable requirements of HKEx and other regulatory authorities and obtained from such regulatory authorities the approval or consent in respect of the Proposed Transaction (if necessary);

(3)                                       The Agreement to Terminate the APA executed by and among XJK, the Seller and the Guarantor on December 30, 2016 has come into effect;

(4)                                       The Agreement to Terminate the Profit Compensation Agreement executed by and between XJK and the Seller on December 30, 2016 has come into effect; and

(5)                                       The Seller and the Guarantor have obtained all the waivers and/or consents for execution and performance of this Agreement from the third parties (if required).

7.3                               Termination

This Agreement may be terminated:

(1)                                       by mutual written consent of the Parties;

(2)                                 if this Agreement fails to come into effect on or prior to the first anniversary of the date hereof (the “Effective Term”);

(3)                                 by any Party pursuant to Section 3.7 hereof;

(4)                                 if the Purchaser breaches Sections 4.3 (2), 4.3 (3), 4.3 (4) or 4.3 (5) hereof, the Seller has the right to terminate this Agreement unilaterally by giving a written notice to the Purchaser;

(5)                                 under the circumstances as set forth in Section 10.3 (Force Majeure) hereof;

(6)                                 if in violation of this Agreement the Purchaser fails to pay the Purchase Price in full within the prescribed time period set forth in this Agreement, the Seller has the right to terminate this Agreement unilaterally by giving a written notice to the Purchaser;

(7)                                 In the event any Party commits a material breach of this Agreement which affects the specific performance of this Agreement, and such Party fails to remedy such breaches within thirty (30) days after receipt of the written notice given by the non-breaching party that requests an immediate remedy, the non-breaching party shall have the right to terminate this Agreement unilaterally by written notice; or

(8)                                 by any Party which shall have a right to terminate this agreement as expressly provided under this Agreement (including any supplementary agreement hereto) and notifies the other Parities of such termination in writing.

7.4                               Effect of Termination

(1)                                       All rights and obligations of each Party under this Agreement shall become void upon termination of this Agreement, provided that:

(a)                                 any terms that shall survive the termination of this Agreement in accordance with provisions of this Agreement, or determined based on the nature of the terms or in the context of this Agreement, and any terms that are required for the interpretation or implementation of this Agreement, shall survive the termination of this Agreement; and

(b)                                 termination of this Agreement shall not affect any rights and obligations of any Party incurred prior to such termination and, without prejudicing the generality of such provisions, termination of this Agreement shall not cancel or affect any rights of a Party to seek liquidated damages in respect of any violations by other Party of this Agreement, unless otherwise specified in this Agreement.

(2)                                 None of the Parties shall be liable for any breach if this Agreement is terminated in accordance with Sections 7.3 (1), 7.3 (2) or 7.3 (5) hereof.

(3)                                 If this Agreement is terminated in accordance with Section 7.3 (3) or Section 7.3 (4), the Parties shall be held liable for any breach pursuant to Section 7.5.

(4)                                 If this Agreement is terminated in accordance with Section 7.3 (6) or Section 7.3 (7) hereof, the breaching party shall be held liable for any breach and shall be obliged to indemnify the other Parties from all the actual losses incurred therefrom.

(5)                                 The terms in relation to confidentiality, liability of breach, governing law and dispute resolution shall survive the termination of this Agreement.

7.5                               Termination Fee

(1)                                 Without prejudice to any other provisions contained herein, the Purchaser shall pay the Seller a termination fee of US$30 million within 20 Business Days upon receipt of the written notice from the Seller, in the event that the Seller shall terminate this Agreement unilaterally under any of the following circumstances:

(a)                                 If any circumstance set forth in Section 3.7 (2) exists;

(b)                                 If the Purchaser breaches Sections 4.3 (2), 4.3 (3), 4.3 (4) or 4.3 (5);

(c)                                  without prejudice to any other provisions contained herein, upon full satisfaction (or waiver in accordance with this Agreement) of the closing conditions, if the Purchaser fails to consummate the Proposed Transaction or perform its obligations to consummate the Proposed Transaction, the Seller shall be entitled (but not obligated) to terminate this Agreement unilaterally; or

(d)                                 without prejudice to any other provisions contained herein, if the Purchaser fails to pay the Purchase Price by the Asset Closing Date, and fail to make such payment within thirty (30) days upon the written notice of the Seller, the Seller shall terminate this Agreement unilaterally.

(2)                                 The Seller shall pay the Purchaser a termination fee of US$30 million within 20 Business Days following receipt of the written notice from the Purchaser, in the event that the Purchaser shall terminate this Agreement unilaterally in any of the circumstances as set forth in Section 3.7 (1).

Article 8                   Liability for Breach and Indemnification

8.1                               Any breach by a Party hereto of its representations, warranties, covenants, or any false representations, non-performance of any rights and obligations hereunder shall constitute a breach, and upon request of the non-breaching party, the breaching party shall continue to perform its obligations, take remedy measures, or make any indemnification that shall be comprehensive, timely, adequate, and effective.

8.2                               In case any non-performance, delay in performance, or unduly performance of any obligations hereunder by any Party results in any failure to achieve the purposes of this Agreement, the non-breaching party shall have the right to dissolve this Agreement, and the breaching party shall indemnify any other parties of the losses on a full indemnity basis, provided that, the aggregate amount of damages to be made by the breaching party to other Parties shall in no event exceed the Purchase Price.  Such maximum amount of Damages shall not in any way conflict with, and shall be subject to, the terms in relation to the termination fee set forth in Section 7.5.  Where any Party is liable for payment of both Damages and the termination fee, such party shall make payment of both Damages and the termination fee, and shall not seek defenses or refuse to perform such obligation by the excuse of the maximum amount of Damages.

8.3                               Subject to Section 7.5, none of the Parties shall be liable for any breach in case the Proposed Transaction does not come into effect or consummate with no fault of the Parties hereto.

Article 9       Closing Security and Remedies

9.1                               Closing Security and Remedies Available to the Purchaser

(1)                                 In the event that the Seller fails to duly perform its obligation to conduct the closing of the sale and purchase of the Target Assets on the Asset Closing Date, the Purchaser shall be entitled to demand specific performance by the Seller of such obligation and receive from the Seller liquidated damages for delayed closing in accordance with Section 9.1 (2).  In order to exercise such remedy, the Purchaser shall notify the Seller in writing.  Whether the Purchaser terminates this Agreement or not, it shall have the right to claim and receive liquidated damages for delayed payment in accordance with this Agreement.

(2)                                 For each day the Seller delays the closing of the sale and purchase of any Target Assets past the Asset Closing Date, the Seller shall pay the Purchaser daily liquidated damages which shall be equal to the value of such Target Assets as of such day (which shall be calculated on the basis of US$6.4 per share of the Target Company) multiplied by 0.05% (the “Seller Daily Liquidated Damages Rate”).  The aggregate liquidated damages for delayed closing payable by the Seller shall be equal to the Seller daily liquidated damages multiplied by the number of calendar days elapsed from the date on which the delay in the closing commences and to the date on which the liquidated damages are determined.  The Seller Daily Liquidated Damages Rate shall be doubled on the basis of compounding whenever a delay amounts to 30 consecutive days or an integral multiple thereof.

9.2                               Closing Security and Remedies Available to the Seller

(1)                                 In the event that the Purchaser fails to perform its obligation to pay any amount of the Purchase Price as required by this Agreement, the Seller shall be entitled to demand specific performance by the Purchaser of its obligation to pay such amount and receive from the Purchaser liquidated damages for delayed payment in accordance with Section 9.2 (4).  In order to exercise such remedy, the Seller shall notify the Purchaser in writing.  Whether the Seller terminates this Agreement or not, the Seller shall have the right to claim and receive the liquidated damages for delayed payment in accordance with this Agreement.

(2)                                 Where the Purchaser fails to perform its payment obligation, the Seller shall have the right (but not the obligation) to exercise any one or more of the following remedies and the security right, all at its own discretion: a) to terminate this Agreement; b) to receive liquidated damages so as to hold the Seller and/or the Target Company harmless from any loss in accordance with the other terms of this Agreement; and c) to claim the payment of liquidated damages for delayed payment set forth under Section 9.2 (4).

(3)                                 Any exercise of a remedy or security right by the Seller set forth under Section 9.2 shall not in any way operate as or be interpreted as a waiver of any other remedy or security right.

(4)                                 For each day the Purchaser delays the payment of any portion of the Purchase Price, the Purchaser shall pay the Seller the daily liquidated damages which shall be equal to the value of such portion of the Purchase Price as of such day multiplied by 0.05% (the “Purchaser Daily Liquidated Damages Rate”).  The aggregate liquidated damages payable by the Purchaser shall be equal to the Purchaser’s daily liquidated damages multiplied by the number of calendar days elapsed from the date on which the delay in the payment commences and to the date on which the liquidated damages are determined.  The Purchaser Daily Liquidated Damages Rate shall be doubled on the basis of compounding whenever a delay amounts to 30 consecutive days or an integral multiple thereof.

Article 10            Force Majeure

10.1                        If any Party hereto fails to perform all or part of its obligations hereunder affected by a force majeure event, performance of such obligations may be suspended for a period when such force majeure event lasts.  Force majeure events shall mean any event which is unforeseeable, unavoidable and insurmountable by the affected party and occurs after the date of this Agreement, which would render the performance of all or part of this Agreement impossible or impracticable for such Party under subjective conditions.  Force majeure events shall include flood, fire, drought, typhoon, earthquake, or other natural disaster, traffic accident, strike, turbulence, turmoil, war, and enactment, promulgation, amendment, superseding or interpretation of any law by competent power authorities or administrative authorities of any country/region, whether or not within the territory of the PRC.

10.2                        The Party claiming being effected by a force majeure event shall promptly notify the other Parties in writing and shall furnish the other Party within thirty (30) days thereafter appropriate proof of the occurrence of the force majeure and the expected duration of the adverse effects resulting from such force majeure.  The Party claiming a force majeure event renders the performance of all of part of this Agreement impossible or impracticable shall also use all practicable and reasonable efforts to eliminate or mitigate the impacts of the force majeure event on performance of its obligations hereunder.

10.3                        Upon occurrence of a force majeure event, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such force majeure event.  If the occurrence or effect of the force majeure event causes material hindrance to the assignment contemplated hereunder with the duration lasting for more than six months, and the Parties fail to agree on any equitable solution, then any Party may terminate this Agreement unilaterally.

Article 11            Governing Law and Dispute Resolution

11.1                        The entry, validity, interpretation, performance, and dispute resolution in connection with this Agreement shall be governed by PRC laws.  Where the ancillary agreements hereto stipulate otherwise with respect to the governing law and application, such stipulations shall prevail.

11.2                        Any dispute between the Parties hereto in connection with this Agreement shall first be settled by friendly consultations between the Parties.  If such dispute cannot be settled through friendly consultations within thirty (30) days after the occurrence of the dispute, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules then in effect.  The arbitration shall be conducted in Chinese language.  Where the ancillary agreements hereto stipulate otherwise with respect to the governing law and application, such stipulations shall prevail.

11.3                        The arbitral award shall be final and binding upon the Parties hereto.

11.4                        During the period of dispute resolution, other than the disputed matters, the Parties hereto shall continue to perform all other provisions in this Agreement.

Article 12                            Notice and Delivery

12.1                        All notices or written communications to be sent by any Party to other Parties as required under this Agreement shall be given by facsimile or by courier service to any other Parties promptly that shall also be notified via fax, e-mail or telephone.  Such notices or written communications given hereunder, unless an earlier date otherwise evidenced, shall be deemed to be delivered on the third calendar day after being given to the courier service company, if delivered by courier service company, or the next Business Day after being given by facsimile, if delivered by facsimile.

12.2                        All notices and written communications shall be delivered to the addresses set forth below, or any other addresses notified by any Party to the other Parties.  In case a Party fails to notify in time any other Parties of any change to such address, the documents delivered to the original addresses shall be deemed having been delivered to such Party.

If to the Seller and Guarantor:

Attention:	Yuen Kam
Address:	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Tel:	+852 3605 8180
Fax:	+852 3605 8181

If to the Purchaser:

Attention:	Ping Xu
Address:	No. 68 Software Avenue, Yuhuatai District, Nanjing
Postal code:	210012
Tel:	+8625 83267011
Fax:	+8625 83267011

Article 13            Miscellaneous

13.1                        Guarantee

Without prejudicing the validity of other provisions hereto, the representations, warranties, covenants, obligations made by the Seller hereunder shall be deemed to be repeated and assumed by the Guarantor, and the Guarantor shall be liable jointly and severally to the obligations of the Seller under this Agreement.

13.2                        Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the matters under the Proposed Transaction as of the date of this Agreement.  In case of any conflict between this Agreement and the relevant advice, representations, warranties, agreements, or covenants which were made by Parties prior to this Agreement, the Parties agree this Agreement shall prevail.

13.3                        Assignment, Amendment and Supplement

Without prior written consent of the other Parties, any Party may not assign this Agreement or any rights or obligations hereunder.  Any amendment and supplement of this Agreement shall be made and mutually agreed in written by and sent to the Parties.

13.4                        Further Assurance

For the purposes of granting all rights, power, and relief that are vested under this Agreement to the relevant parties, upon reasonable request by one Party from time to time, the other Parties shall take all such further acts and steps, or shall cause such further acts and steps to be taken, and shall execute all such other documents or procure to execute all such other documents.

13.5                        Waiver

No delay or omission on the part of any Party to this Agreement in exercising any right, power or privilege provided by law or provided hereunder shall be deemed a waiver thereof.  The single or partial exercise of any right, power or privilege provided by law or provided hereunder shall not preclude any other exercise of any other right, power or privilege.

13.6                        Severability

If any provision of this Agreement is held invalid, illegal or incapable of being enforced, the Parties agree such provision shall be enforced to the greatest extent possible so as to effect the intent of the Parties and the validity, legality, and enforceability of all other provisions of this Agreement shall not be affected in any manner.  The Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible and replace such language that is unenforceable with language that shall be enforceable.

13.7                        Application

Unless otherwise provided herein, this Agreement shall be inure solely to the benefit of and binding upon the Parties hereto and their respective successors and permitted assigns.

13.8                        Language

This Agreement shall be written in Chinese language and the Chinese version shall prevail.

13.9                        Counterpart

This Agreement shall be executed in eight (8) counterparts, which are equally authentic.  Each Party shall hold one (1) counterpart, and the remaining counterparts to be maintained by the Purchaser for purposes of obtaining approvals and completing registration in connection with the Proposed Transaction.  Each counterpart shall have the same legal effect.

[Signature page follows]

(Signature Page to Share Purchase Agreement in relation to China Cord Blood Corporation)

Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (limited partnership) (Seal)

Legal Representative or Authorized Representative:	/s/ XU Ping

Date: December 30, 2016

Golden Meditech Stem Cells (BVI) Company Limited (Seal)

Authorized Representative:	/s/ KAM Yuen

Date: December 30, 2016

Golden Meditech Holdings Limited (Seal)

Authorized Representative:	/s/ KAM Yuen

Date: December 30, 2016

Share Purchase Agreement

Exhibit 1    Basic Information and Capitalization Structure of the Target Company

(1)                                As at the date of this Agreement, the basic particulars of the operating entity to which the Target Assets relate hereunder are as follows:

Company Name:	China Cord Blood Corporation
Registered Address:	Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands
Date of Establishment:	June 30, 2009
Authorized Share Capital:	US$25,100

(2)                                As at the date of this Agreement, the details of the Target Company ordinary shares owned or to be owned by the Seller are as follows:

Class	Underlying Number of Shares
Ordinary Shares	38,352,612
CGL-GM CBs	8,809,020
ECHIL CBs	22,903,454
Magnum CBs	8,809,020
Subtotal	78,874,106
Total share capital after all the CBs are converted into ordinary shares	120,604,742
Percentage	65.4%

Share Purchase Agreement

Exhibit 2    Representations and Warranties of the Purchaser to the Seller and the Guarantor

The Purchaser hereby makes the following additional representations and warranties to the Seller and the Guarantor, and for purpose of this Exhibit 2, any and all references to the Purchaser shall include all the subsidiaries or sub-funds (if any) subject to the merger, and the following representations and warranties shall be deemed repeated on the Asset Closing Date as if made at such time.  As of the date hereof and the Asset Closing Date, except for those disclosed by the Purchaser publicly, by way of an information disclosure letter as of the date of this Agreement or in this Agreement or any other transaction documents executed by the Seller to which it is a party, or incurred for purpose of implementation or consummation of the Proposed Transaction and notified to the Seller:

(1)                                The documents filed by and the statements made or the information disclosed by the Purchaser to the competent regulatory authorities for purpose of this Agreement are true, accurate and complete without any false representation, misleading statement or significant omission.  To the best knowledge of the Purchaser, there is no administrative investigation, criminal investigation, prosecution, criminal case registration, administrative penalty, criminal punishment, administrative or judicial mandatory measures or supervision measures against or in connection with the Proposed Issuance, or any director, supervisor or executive officer of the Purchaser.

(2)                                Valid existence.  The Purchaser is duly established or incorporated in the jurisdiction where it is established or incorporated.  There is no circumstance under which it may be cancelled or deregistered.  The Purchaser has all the necessary power, authority or qualification to privately raise, obtain, own and use funds for overseas equity investments and perform the obligation to pay the Purchase Price under this Agreement, and its articles of association, business license and any other permits, licenses and qualifications, including without limitation, registration of fund managers and filing of the funds, are valid and in force and effect from the date of this Agreement through the Asset Closing Date.

(3)                                No material changes. Other than those disclosed by the Purchaser, no material change has occurred that may have a material adverse effect on the Purchaser.

(4)                                Compliance of Investment Activities.  None of the investment activities of the Purchaser has violated or materially violate any Applicable Law.  The Purchaser has been conducting its equity investment business in accordance with all the Applicable Law.  Since the date of its respective establishment, the Purchaser has never committed any material violation of any mandatory or prohibitive provisions under any Applicable Law in its business operation or investment activities.  The Purchaser has all the licenses, permits, consent and authorizations required for investment and conducting its business.  Such licenses, permits, consent and authorization do not materially contravene with the mandatory provisions or prohibitions of the Applicable Law and are in due force and effect.  None of such licenses, permits, consents or authorizations will be terminated or adversely affected as a result of the Proposed Transaction, and the Purchaser has never received any notification, either in writing or orally, from any Governmental Authority regarding the cancelling or revoking any license, permits, consent or authorization.

(5)                                Foreign Exchange.  The Purchaser has fulfilled or will fulfill the requisite formalities for the registration of foreign exchange or any changes (if any) in connection with such registration in accordance with the PRC Law.  There is no obstacle for the Purchaser to obtain such foreign exchange registration or any changes in connection therewith (if any), and the Purchaser’ funding sources of foreign exchange are legal.

(6)                                Full Disclosure.  Any representations, warranties or materials provided by the Purchaser to the Seller and the Guarantor under this Agreement in connection with the Proposed Transaction are true, accurate and complete in all material respects without any false representation, misleading statement or significant omission in all material respects.